EXHIBIT 5





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                               September 30, 2003

Energas Resources, Inc.
800 Northeast 63rd Street
Oklahoma City, Oklahoma 73105

         This letter will constitute an opinion upon the legality of the sale by Energas Resources, Inc., a Delaware corporation, of up to 7,000,000 shares of common stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission by certain selling shareholders of the Company of shares of common stock issuable (i) upon the exercise of options pursuant to the Company's Incentive Stock Option Plan, (ii) upon the exercise of options pursuant to the Company's Non-Qualified Stock Option Plan, or (iii) pursuant to the Company's Stock Bonus Plan.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, an a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

                                  Very truly yours,

                                  HART & TRINEN, L.L.P.



                                  /s/ William T. Hart
                                  -------------------------------------
                                  William T. Hart